Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 26, 2019, relating to the financial statements and financial highlights of PNC Emerging Markets Equity Fund, PNC International Equity Fund, PNC International Growth Fund, and PNC Multi-Factor Large Cap Value Fund, each a series of PNC Funds, for the year ended May 31, 2019, and to the references to us under the headings "Financial Highlights" in  the  Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

August 13, 2019